EXHIBIT 10.2

EATON VANCE CORP. 2007 STOCK OPTION PLAN EFFECTIVE AS OF OCTOBER 24, 2007 2009 AMENDMENT

          PURSUANT to Section 12 of the Eaton Vance Corp. 2007 Stock Option Plan, effective October 24, 2007 (the “Plan”), Eaton Vance Corp. hereby amends the Plan, effective as of October 23, 2009, as follows:

1.	Section 10(i) is amended by deleting the subsection in its entirety and replacing it with the following:

“(i) if the Participant’s employment shall have been terminated by his or her resignation (before Retirement) or by the Company or Subsidiary for Cause, all of the Participant’s Options shall terminate and may no longer be exercised on the first to occur of (A) the date that is forty-five (45) days from the termination date or (B) the expiration date of the Option); provided that, with respect to a termination for Cause, a duly authorized officer or officers of the Company may determine, solely in his or their discretion to limit the exercise of Options to a time period shorter than that described in (A);”

All Option Award Agreements issued under this Plan shall be, by this 2009 Amendment, deemed to be amended to reflect the foregoing amendment to Section 10(i), in accordance with Section 12 of the Plan.

In all other particulars the Plan shall remain in effect in accordance with its terms.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed in its name and on its behalf by the undersigned on October 23, 2009.

EATON VANCE CORP. /s/ Frederick S. Marius By: Frederick S. Marius Its: Chief Legal Officer, Secretary and Vice President